EX-10.1
                           EMPLOYMENT AGREEMENT

                           EMPLOYMENT AGREEMENT

THIS AGREEMENT (this "Agreement") is entered into as of the day set forth below, by and between InZon Corporation, a Florida corporation ("COMPANY"), and David F. Levy or his Corporate assignee(s) jointly, (hereinafter referred to as "EMPLOYEE").

                                 RECITALS

WHERAS, THE COMPANY does plan to provide telecommunications services of which EMPLOYEE is a principal shareholder and,

WHERAS, THE COMPANY desires to employ EMPLOYEE and EMPLOYEE desires to Serve the COMPANY as the COMPANY'S Chairman, Chief Executive
Officer (CEO), and President.

WHEREAS, EMPLOYEE'S services for and on behalf of the COMPANY are of material Importance to the enhancement of the value of the COMPANY'S business.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein set forth, and for other good and valuable consideration, the receipt and adequacy of which is hereby Acknowledged, the COMPANY and EMPLOYEE do hereby agree as follows:

I.  EMPLOYMENT

THE COMPANY hereby employs EMPLOYEE in its business as Chairman/President/CEO. EMPLOYEE hereby accepts such employment, all upon the terms and conditions hereinafter set Forth.

II.  TERM

Unless sooner terminated pursuant to the provisions of this Agreement the term of Employment under this Agreement shall be for five (5) years commencing June 1, 2004 ("Employment Period"). The Employment Period shall be automatically rollover and renewed at the end of each year succeeding terms of five (5) year ("Successive Employment Period"), unless either party gives written notice of his intention not to renew said Agreement to the other party, at least one-hundred-eighty (180) days prior to the end of the initial five-year-term, or any extended term.

III.  DUTIES

III.1 During the Employment Period EMPLOYEE shall serve in the Office of Chairman/President/CEO and perform appropriate executive services for the COMPANY. in accordance with the historical nature and scope of duties performed by EMPLOYEE as Chairman/CEO of the COMPANY.

III.2 EMPLOYEE shall be entitled to make all normal executive level management decisions of the COMPANY that involve matters within the COMPANY'S usual course of business and are duties customary for the employee in his or her capacity of Chairman/President/CEO. EMPLOYEE'S authority to manage the COMPANY shall be subject to review and direction from the Board of Directors of the company. Compensation paid to employees of the COMPANY shall be at industry standards. Bonuses, if any, for said employees shall be based on the individual employees performance and tied to a formula adopted by the COMPANY'S board of Directors.

III.3 During the term of this Agreement, EMPLOYEE shall devote the majority of his time, energy, and skill to the service of the COMPANY and the promotion of the COMPANY'S interests, and shall use his best efforts in the performance of his services hereunder. EMPLOYEE agrees to abide, by all rules and regulations established from time to time by the Board; and all commissions, fees or other income earned and received by EMPLOYEE, if any furtherance of the business of the Company, or its affiliates of from any other business or financial opportunity endeavor in which EMPLOYEE is an active participant and not a passive investor, shall be accepted by EMPLOYEE for the account of Company, and shall be remitted to the Company within three (3) days of EMPLOYEE'S receipt thereof.

III.4 The services of EMPLOYEE shall be rendered in such places and localities as the COMPANY may require from time to time, and he shall do such traveling on behalf of the COMPANY as may reasonably be required consistent with the historical requirements of the office of the Chairman/President/CEO of the COMPANY.

III.5 EMPLOYEE shall comply with all COMPANY policies for the employees; as such policies may exist from time to time.

IV  COMPENSATION

IV.1 The COMPANY will compensate and pay EMPLOYEE for his services during the term of this Agreement a base salary of $240,000, per year ("Base Salary"). The Base Salary shall be paid to EMPLOYEE at no less than monthly intervals in accordance with the current normal payroll policies, of which policies, may be changed by the COMPANY from time to time with inclusion of cost of living adjustment on a mutually acceptable terms. All compensation paid to EMPLOYEE shall be subject to all appropriate withholding taxes.

IV.2 EMPLOYEE shall be entitled to a bonus annually equal to no less than one and a half (1.5%) percent of the net profits of the COMPANY calculated without taking into account any kind of distribution to the subsidiaries of the COMPANY. Net Profits shall be defined according to Generally Accepted Accounting Principles. EMPLOYEE may elect to take this bonus in any combination of cash and stock. Computation of stock is based on the Board of Directors approved Stock Option Plan.

IV.3 Compensation for each Successive Employment Period shall be determined within thirty 30) days of the expiration of the Employment Period or each Successive Employment Period, through good faith negotiations between THE COMPANY and EMPLOYEE. Should the parties hereto fail to agree upon a mutually acceptable compensation package, the compensation in effect for the immediate proceeding period shall continue until the parties hereto agree on its modification.

V.  DEATH

V.1 In the event of the death of EMPLOYEE during the term of this Agreement, THE COMPANY shall pay to the Estate of the EMPLOYEE the amount to which EMPLOYEE would have been entitled to receive for the lesser of
(a) salary for the remaining five (5) year period, of (b) salary for the remaining period of this Agreement; in regular monthly payments for the term that remains on this Agreement to commence three (3) months after the death of EMPLOYEE.

V.2 That should be deducted from the amounts paid to EMPLOYEE pursuant to sections 4.1, above, the amount actually paid to EMPLOYEE'S designated beneficiary, as proceeds of life insurance, if any, which the COMPANY may have instituted on behalf of EMPLOYEE, as set forth under section 9.1.2 (the "Term of The Insurance".)

VI.  DISABILITY

VI.1 In the event of disability of EMPLOYEE (whether temporary or permanent) to render services hereunder during the term hereof, and so long as such disability continues, EMPLOYEE shall continue to receive his full Compensation during the period of such disability for a remaining unpaid period of this Agreement, or until the termination of this Agreement as defined in section 11.1.4 herein, whichever occurs first.

VI.2 There shall be deducted, from the amounts paid to EMPLOYEE hereunder during any period of disability, any amounts actually paid to EMPLOYEE pursuant to any disability insurance or other similar program, which the COMPANY has instituted or may institute on behalf of its employees.

VII.  PARTICIPATION IN PLANS AND BENEFITS

VII.1 During the terms of this Agreement, EMPLOYEE will be entitled to participate in and receive the benefits of all plans, benefits and privileges given to employees and executives of the COMPANY, whether now established or granted or which may come into existence hereafter, including, without limitation, the following:

VII.2 THE COMPANY agrees to provide medical and dental services or reimbursement for such expenses to EMPLOYEE and or members of his immediate family. Such medical plan shall be comparable to the benefits provided under a comprehensive medical plan approved by the board of directors.

VII.3 Upon the Board of Directors approval, THE COMPANY agrees to secure term life insurance on the life of EMPLOYEE, which is in effect at the time of execution of this Agreement. THE COMPANY agrees to pay all premiums on the policy during the term of employment provided herein. The term of life insurance should equate no less than three (3) times the EMPLOYEE'S annual salary.

VII.4 Upon the Board of Directors approval, the Company shall continue disability insurance for EMPLOYEE, which is in effect at the time of execution of this Agreement, and which shall remain in effect during the term of this Agreement.

VII.5 EMPLOYEE shall be entitled to a four (4) week of annual vacation without reduction of EMPLOYEE'S compensation. EMPLOYEE shall be entitled to such additional time of not less than seven (7) non-consecutive days per annum without loss of compensation for attendance at meetings, conventions, and postgraduate courses as determined. Vacation days must be used during the calendar year and may not be accumulated. Each year of employment shall add an additional week of paid vacation, which shall not exceed six (60) weeks.

VII.6  EMPLOYEE shall be entitled to fifteen (15) non-consecutive
days per annum absence due to sickness without reduction   of
EMPLOYEE'S compensation. Sick days must be used during the calendar year and may not be accumulated.

VII1.7 EMPLOYEE shall also receive such other benefits, fringe benefits and entitlements as is usual and customary for THE COMPANY to supply an EMPLOYEE of like status position according to the Company's established policies on employment, as can be reasonably provided, and consistent with the term of employment contemplated under this agreement.

VII.8 In the event that the parties do not reach agreement on a successor employment agreement on such terms that are mutually agreeable, and as a result of the Employee ceases to be employed by the company, the Company shall pay the Employee severance pay equal to the Employee's base salary and company performance adjustment due pursuant to this Agreement for a period of 60 months after the employee leaves the Company's employ.

VII.9 In the event that EMPLOYEE is terminated without cause and as a result the Employee ceases to be employed by the company, the Company shall pay the Employee severance pay equal to the Employee's base salary and the Company performance adjustment due pursuant to this Agreement for a period of 60 months after the employee leaves the Company's employ.

VIII.  EXPENSES

The COMPANY shall reimburse EMPLOYEE or otherwise provide for or pay for all reasonable expenses incurred by EMPLOYEE in furtherance or in connection with the business of the COMPANY and its subsidiaries, including, without limitation, automobile allowance and expenses, traveling expenses, and all reasonable entertainment expenses. EMPLOYEE agrees that he will furnish the COMPANY'S adequate records and other documents bearing evidence required by state and federal statutes and regulations issued by the appropriate taxing authorities for the substantiation of each such business expense as a deduction on the federal and state income tax returns of the COMPANY. If EMPLOYEE pays for such expenses in the first instance the COMPANY will reimburse him. The Company shall issue to the Employee a corporate American Express card for use in connection with expenses incurred in connection with the performance of this Agreement

IX.  TERMINATION

IX.1  THE COMPANY SHALL HAVE THE ABSOLUTE RIGHT TO TERMINATE THIS
AGREEMENT ON THE OCCURRENCE OF ANY OF THE FOLLOWING EVENTS:

IX.1.1 Whenever THE COMPANY and EMPLOYEE shall mutually agree to terminate in writing.

IX.1.2 Whenever the Board of Directors of THE COMPANY determines that cause (as defined in Section 11.4 herein) exists for the termination of EMPLOYEE or THE COMPANY allows EMPLOYEE to resign in lieu of termination.

IX.1.3  Upon the death of EMPLOYEE

IX.1.4 If EMPLOYEE shall suffer temporary or permanent disability. For purposes of this Agreement, "Disablility" shall be defined as EMPLOYEE'S inability, through physical or mental illness or other cause, to perform the majority of his usual duties for a period of six (6) months, or as may be defined in a valid disability insurance policy, whichever definition is less restrictive.

IX.1.5 Upon the retirement of EMPLOYEE at age of Seventy (70) or at any age thereafter.

IX.1.6 Inability to perform assigned duties as defined and expected by Company's Board of Directors.

IX.2 EMPLOYEE shall have the absolute right to terminate this Agreement upon thirty (30) days prior written notice by EMPLOYEE to the COMPANY.

IX.3 Upon termination for any of the foregoing cause, EMPLOYEE shall be entitled to receive only the compensation accrued, but unpaid, as of the date of termination and shall not be entitled to additional compensation except as expressly provided in this Agreement under section VII, VIII and XIV.

IX.4 The Company may immediately terminate this Agreement for just cause by written notice to the Employee for any of the following reasons: theft, fraud, embezzlement, dishonesty, or any material breach of this Agreement. In the event that the company terminates the Employee for just cause the Company shall not be liable to make any further payments under this Agreement except for amounts due at the time of such termination.

X.  BUSINESS RECORDS; SURRENDER

X.1 All business and financial records pertaining to customers of the COMPANY, including but not limited to books, software, records, memoranda, orders invoices, list of customers, billings and payment of billings and all records pertaining to compensation and expenses of EMPLOYEE within the scope of employment shall at all times be the property of the COMPANY.

X.2 Upon the termination of the EMPLOYEE'S employment hereunder, for any reason whatsoever, and in addition to such other actions as may be reasonably required by Employer, the EMPLOYEE agrees to surrender to the Employer, in good condition, any record or records kept by him containing the names, address, and other information with regard to customers or potential customers of Employer which have been served or solicited by the employee.

XI.  MERGER, TRANSFER, DISSOLUTION OR CHANGE OF CONTROL

XI.1  Except as provided in Section XIV, this Agreement shall not be terminated by:

XI.1.1 Merger or consolidation where THE COMPANY is not the consolidated or surviving corporation;

XI.1.2 transfer of all or substantially all of the assets of THE COMPANY;

XI.1.3  Change of control of THE COMPANY as described in Section 14.1;

XI.1.4 In the event, EMPLOYEE may elect at his own option to terminate this agreement within thirty (3) days written advanced notice.

In the event of any such merger, consolidation, transfer of assets or change of control of THE COMPANY, the surviving or resulting corporation or the transferee or THE COMPANY'S assets shall be bound by, and shall have the benefit of, the provisions of this Agreement.

XII.  CHANGE IN CONTROL

XII.1. Notwithstanding anything contained in this Agreement to the contrary, for purposes of this Agreement, a "change in control of THE COMPANY" shall mean the occurrence of any of the following events:

XII.1.1 Any "person" (as that term is used in Sections 13(d) and 12 (d) of the Securities Exchange Act of 1934, as amended ("Exchange Act")),who holds less than 20% of the combined voting power of the securities of the COMPANY, becomes the "beneficial owner" (as defined in Rule 14d-3 under the Exchange Act). Directly or indirectly, of securities of THE COMPANY representing twenty-five percent or more of the combined voting power of the securities of COMPANY than outstanding; or

XII.1.2 During any period of twenty-four (24) consecutive months, individuals who at the beginning of such period constitute all members of the Board of Directors of THE COMPANY shall cease, for any reason, to constitute at least a majority of the Directors, unless the election of each Director who was not a Director at the beginning of the period was approved by a vote of at least two-thirds of the Directors then still in office who were Directors at the beginning of the period; or

XII.1.3 THE COMPANY shall consolidate or merger with another company and THE COMPANY is the continuing or surviving corporation, or shares of THE Company's common stock are converted into cash, securities, or other property, other than a merger of THE COMPANY in which the holders of the COMPANY'S common stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger as they had in THE COMPANT immediately prior to the merger; or

XII.1.4 THE COMPANY shall sell, lease, exchange, or otherwise transfer all or substantially all of its assets (in one transaction or in a series of related transactions); or

XII.1.5 the stockholders of the COMPANY shall approve a plan or proposal for the liquidated or dissolution of THE COMPANY.

XII.2 EMPLOYEE shall have the right to resign from the employ of the COMPANY at any time after a change in control of the COMPANY. If EMPLOYEE resigns within two years of such a change in control, he shall be entitled to the payment provided in Section 14.3.

XII.3 If EMPLOYEE resigns from the employ of the COMPANY within two years of a change in control of the COMPANY, or if the COMPANY terminates this Agreement after a change in control of the COMPANY, of if the COMPANY for any reason other than substantial cause, then the following provisions of this section X shall apply:

XII.3.1 in Lieu of any further salary payments to EMPLOYEE for periods subsequent to the date of the termination of his employment, the COMPANY shall pay to EMPLOYEE, in a lump sum and in cash, as liquidated damages, an amount equal to the sum of:

(i) the greater of (I) five years' base salary, or (II) the base salary due to EMPLOYEE for the remaining term of this Agreement, in either case at the greater of the rate in effect at the date of termination.

(ii) an amount equal to a multiple of two (2) time the largest total of the bonuses previously paid in any one year by the COMPANY to EMPLOYEE pursuant to the provisions of Section 4.2 hereof.

XII.3.2 THE COMPANY shall maintain in full force and effect until the expiration of the term of this Agreement, at its expense, all group insurance and other employee benefit plans (including, without limitation, qualified profit-sharing and retirement type plans) in which EMPLOYEE was entitled to participate prior to the date of his termination, provided that EMPLOYEE'S continued participation is possible under the terms of such plans. If EMPLOYEE'S continued participation under such plans is not possible, THE COMPANY shall arrange to provide EMPLOYEE with alternative benefits substantially similar to those provided under the group insurance and employee benefit plans of THE COMPANY in which EMPLOYEE was participating prior to the date of his termination

Any payment due to EMPLOYEE pursuant to the provisions of this
Section 14.3 shall be paid be paid to him by THE COMPANY on the fifth day following the date of EMPLOYEE'S termination.

XII.4  For purposes of the remaining provisions of this Section
XIV the following terms shall have the following meanings:

XII.4.1 The term "Code" shall mean the Internal Revenue Code of 1986, as amended; and any references to sections thereof shall include any successor provisions of the code or of any future income tax laws enacted as successors to the code;

XII.4.2  The term "Excise Tax" shall mean the tax imposed by
Section 4999 of the Code;

XII.4.3 The term "Gross-Up Payment" shall mean the payment referred to in subsection (e) of this Section XII.

XII.4.4 The term "Section XIV Payment" shall mean all payments to which EMPLOYEE shall become entitled under the provisions of this Section X11.

XII.4.5 The term "Other Payments" shall mean any payments or benefits, other than the Section XIV Payments, received or to be received by EMPLOYEE in connection with a change in control of THE COMPANY, or in connection with EMPLOYEE'S termination of employment, and which are payable pursuant to the terms of any plan, arrangement, or agreement (other than this Agreement) with THE COMPANY, with THE COMPANY'S successor, with any person whose actions result in a change in control of THE COMPANY, or with any person affiliated either with THE COMPANY or with any person whose actions result in a change in control of THE COMPANY.

XII.5  If EMPLOYEE becomes entitled to any payments under this
Section XIV and if the Section XIV Payments or any Other Payments will be subject to the Excise "Gross-up Payment") sufficient to provide EMPLOYEE with a net amount equal to the sum of the Section XIV and the Other Payments, after deduction of any Excise Tax on such Payment and after deduction of any federal state or local income taxes, and of any Excise Tax upon the Gross-Up Payment. The amount due from THE COMPANY under this Section 14.5 shall be paid to EMPLOYEE within five days of the date of EMPLOYEE'S termination.

XII.6 The following rules shall apply for the purpose of determining whether any of this section XIV Payments or any of the Other Payments will be subject to the Excise Tax and for the purpose of computing the amount of any such Excise Tax:

XII.6.1 The value of any benefits payable to EMPLOYEE in any form other than cash, and the value of any deferred payments of benefits due to EMPLOYEE from THE COMPANY, shall be determined by THE COMPANY'S independent auditors in accordance with the provisions of Section 280G(d)(3) of the Code.

XII.7  For purpose of determining the amount of the Gross-Up
Payment:

XII.7.1 EMPLOYEE shall be deemed to be subject to state and local income taxes at the highest marginal rate of taxation In the state locality of EMPLOYEE'S principal residence on the date of his termination; and;

XII.7.2 EMPLOYEE shall be deemed to be subject to federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is due (net of the maximum reduction in federal income taxes which EMPLOYEE can obtain from deduction of the state and local taxes described in the preceding clause).

XII.8 If the EXCISE Tax is determined to exceed the amount taken into account under the provisions of this Section XIV at the time of the termination EMPLOYEE. (including by reason of any payment, the existence or the amount of which could not be determined at the time of the Gross-Up Payment), THE COMPANY shall make an additional Gross-Up Payment in respect of such excess and in respect of any interest payable with respect to such excess, at the time that the amount of such excess is finally determined.

XII.8.1 EMPLOYEE shall not be required to mitigate the amount of any payment provided for in Section XIV by seeking other employment or otherwise; and the amount of any payment provided for in this Section XIV shall not be reduced by any compensation earned by EMPLOYEE, either as the result of employment by any other employer after the date of his termination of employment with THE COMPANY or otherwise.

XIII.  THE COMPANY'S AUTHORITY

EMPLOYEE agrees to observe and comply with the rules and regulations of THE COMPANY as adopted by THE COMPANY'S Board of Directors, which are not inconsistent with his sole discretion to manage the operations of the COMPANY, communicated in writing, respecting performance of his duties, and to carry out and perform orders, directions, and policies stated by THE COMPANT to him, from time to time, communicated in writing.

XIV.  INDEMNIFICATION OF LOSSES OF EMPLOYEE

THE COMPANY shall, to the maximum extent permitted by law, indemnify EMPLOYEE against expenses (including reasonable attorney's fees), judgments, fines, settlements, and other amount actually and reasonably incurred in connection with any proceedings arising by reasons of the fact that EMPLOYEE is, or was, an employee, officer or
agent of THE COMPANY.  THE COMPANY shall advance to 	EMPLOYEE
expenses incurred in defending any such proceedings to the maximum extent permitted by law. THE COMPANY'S obligations under this Section shall not cease upon termination of this Agreement. EMPLOYEE may select legal counsel, at his sole discretion, to represent him in any such proceedings.

XV.  MISCELLANEOUS

XV.1 Any and all notices, demands, request or other communication required or permitted by this Agreement or by law to be served on, given to, or delivered to any party hereto by any other party to this Agreement shall be in writing and shall be deemed duly served, given, or delivered when personally delivered to the COMPANY or to an officer of the COMPANY, or in lieu of such personal delivery, when deposited, in the United States mail, registered or certified mail, addressed to the COMPANY, at the address of its principal office or to the EMPLOYEE at the address then appearing on records of the COMPANY. The COMPANY may change the address of its principal office in the manner required by law for purposes of this paragraph by giving notice to the change, in the manner required by this paragraph, to the respective parties.

XV.2 Notwithstanding anything to the contrary contained herein, the payment or obligation to pay any money, or granting of any rights or privileges, to the EMPLOYEE as provided in this Agreement shall not be in lieu or in derogation of the rights and privileges that the EMPLOYEE now has under any plan or benefit presently outstanding.

XV.3 This Agreement may not be modified, changed, amended, or altered except in writing signed by the EMPLOYEE or his duly authorized representative, and by a duly authorized officer of the COMPANY.

XV.4 This Agreement shall be interpreted in accordance with the laws of the State of Florida without application of its conflict of law provisions It shall inure to the benefit of and be binding upon the COMPANY, and its successors and assigns.

XV.5 EMPLOYEE shall not assign his rights and/or obligations hereunder.

XV.6 Should any litigation be commenced between the parties to this Agreement concerning any provision of this Agreement, the Party prevailing in such litigation shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for his attorney's fees in such litigation which shall be determined by the court in such litigation or in separate action brought for that purpose.

XV.7 An original copy of this Agreement duly executed by the COMPANY and by the EMPLOYEE shall be delivered to the governing body of the COMPANY and be maintained by it at the principal office of THE COMPANY available for inspection only by consent of the EMPLOYEE.

XV.8 Should any provision or portion of this Agreement be held unenforceable or invalid for any reason, the remaining provisions and portions of this Agreement shall be unaffected by such holding, subject too such invalidity not rendering the balance of the Agreement to be inconsistent with the original intent of the parties as evidenced by the terms of this Agreement.

XV.9 This instrument constitutes the entire understanding and Agreement of the parties hereto respecting the subject of this Agreement and supersedes all prior agreements, promises, negotiations, or representations (if any) concerning its subject matter not expressly set forth in this Agreement are of no force and effect.

XV.10 This Agreement and any certificates made pursuant hereto, may be executed in any number of counterparts and when so executed all of such counterparts shall constitute a single instrument binding upon all parties hereto notwithstanding the fact that all parties are not signatory to the original or to the same counterpart.

XV.11 This Article and Section headings used in this Agreement are for reference purposes only, and should not be used in construing this Agreement.

XV.12 As used in this Agreement, the masculine gender shall include the feminine and neuter, and singular number shall include the plural, and vice-versa.

XV.13  Time is of the essence of this Agreement.

XV.14  The Effective Date of this Agreement commences on January
1st, 2004.

XV.15 The failure or delay of The Company at any time to require performance by EMPLOYEE of any provision of this Agreement, even if known, shall not affect the right of THE COMPANY to require performance of that provision or to exercise any right, power or remedy hereunder, and any waiver by THE COMPANY of any breach of any provision of this Agreement should not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right, power or remedy under this Agreement. No notice to or demand on Employee in any case shall, of itself, entitle such party to any other or further notice or demand in similar or other circumstances.

XV.16 EMPLOYEE acknowledges that the services to be rendered by EMPLOYEE hereunder are extraordinary and unique and are vital to the success of the COMPANY, and that damages at law would be an inadequate remedy for any breach of threatened breach of this Agreement by Employee. Therefore, in the event of a breach or threatened breach by EMPLOYEE of any provisions of this Agreement, then THE COMPANY shall be entitled, in addition to all rights or remedies, to injunctions restraining such breach, without being required to show any actual damage or to post any bond or other security.

XV.17 The parties acknowledge that a substantial portion of negotiations, anticipated performance and execution of this Agreement occurred or shall occur in Broward County, Florida, and that, therefore, without limiting the jurisdiction or venue or any other federal or state courts, each of the parties irrevocably and unconditionally (a) agrees that any suit, action or legal proceeding arising out of relating to this Agreement may be brought in the courts or records of the State of Florida in Broward County or the court of the United States, Southern District of Florida; (b) consents to the jurisdiction of each such court in any such suit, action or proceeding; (c) waives any objection which it may have to the laying of venue of any such suit, action or proceeding in any such courts; and (d) agrees that the service of any court paper may be effected on such party by nail, as provided in this Agreement, or in such other manner as may be provided under applicable laws or court rules in said state.

XV.18 Notwithstanding anything to the contrary herein, the provisions of Section V, VI, XII, XIII, XIV and XIV shall survive and remain in effect in accordance with their respective terms in the event employment is terminated.

IN WITNESS WHEREOF, the parties have executed this Agreement the day and forth below.


Employee Name: David F. Levy
Date: 06/01/2004


Employee Signature: /s/  David Levy


The company's authorized officer name:
David F. Levy, Chairman/President/CEO
Date: 06/01/2004


Signature: /s/  David Levy